TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY
440 Mamaroneck Avenue
Harrison, New York 10528

April 24, 2014

Board of Directors
Transamerica Financial Life Insurance Company
440 Mamaroneck Avenue
Harrison, New York 10528

RE:          TFLIC Series Life Account
TFLIC Freedom Elite Builder II
Registration No. 333-113442

Directors:

This opinion is furnished in connection with the filing by Transamerica Financial Life Insurance Company (“Transamerica”) of Post-Effective Amendment No. 14 (the “Amendment”) to the Registration Statement on Form N-6 for the TFLIC Freedom Elite Builder II, a flexible premium variable life insurance policy (the "Policy").

I am familiar with the Registration Statement and Exhibits thereof.

In my opinion:
1)	the illustrations of death benefits, cash values, and net surrender values included in the Prospectus are consistent with the provisions of the Policy;
2)
the rate structure of the Policy has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for other prospective purchasers with different assumptions; and

3)	the illustrations represent a rating classification, premium payment amount, and issue age that are fairly representative of Policies sold.

I hereby consent to use of this opinion as an exhibit to the Amendment and to the reference to my name under the heading "Experts" in the Statement of Additional Information.

In signing this opinion I have relied upon Randall C. Wright, FSA, PhD and Joseph E. Farrell, FSA for the following activities:

1.	Actuarial and product review of prospectuses (Wright)
2.	Determination of the representative insured (Farrell, Wright)
3.	Preparation of hypothetical illustrations (Farrell)

This document is intended exclusively for the purpose of documenting the above-stated opinion on the Appendix C illustrations and the above stated consents.  This document may not be appropriate for other purposes.

Very truly yours,

/s/ Donald Morden
Donald Morden, FSA, MAAA
Assistant Vice President and Associate Actuary